Filed Pursuant to Rule 433
Registration No. 333-142230

May 4, 2007

Dear CFC Daily Liquidity Fund Participant:

CFC has started a new Daily Liquidity Fund program and will be terminating the current CFC Daily Liquidity Fund program effective June 5, 2007. As a current investor, you are automatically eligible to participate in the new program. A description of the new CFC Daily Liquidity Fund program-and other important information-can be found in the prospectus which can be accessed by clicking on the link below, and can also be found on our Web site. We urge you to read it carefully before making a decision about participating in the new Daily Liquidity Fund program.

If you currently have funds invested in the CFC Daily Liquidity Fund, you have several options. First, you may decide to reinvest your funds into the new CFC Daily Liquidity Fund program. Or, you may decide you want to redeem your investment in the CFC Daily Liquidity Fund. If you select this option you will receive a cash payment from CFC in the amount to which you are entitled. Finally, you may decide to redeem a portion of your investment and roll the remainder of your currently invested funds into the new CFC Daily Liquidity Fund program.

If you elect to redeem all-or any part-of your CFC Daily Liquidity Fund investment, the applicable redemption amount will be paid to you on June 5, 2007.

If you elect to roll over all-or any part-of the funds you currently have invested in the CFC Daily Liquidity Fund, please complete and return the Form of Election (found through the link below) no later than June 4, 2007. You'll find complete instructions on the form. If CFC does not receive a completed Form of Election from you by the close of business on June 4, 2007, your entire amount you have currently invested in the CFC Daily Liquidity Fund will be redeemed and you will receive payment as described above.

If you have any questions regarding CFC's Daily Liquidity Fund program, the prospectus or the Form of Election, please feel free to call Denise Pugh at 703-709-6743 or Tonya Mills at 703-709-6843.

Sincerely,

John F. Suter
Vice President, Capital Markets Funding

http://www.nrucfc.org/products/df_election_form.pdf

http://www.nrucfc.org/products/form_s_3.pdf

http://www.nrucfc.org/products/form_s_3_supplement.pdf

CFC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents CFC has filed with the SEC for more complete information about CFC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CFC will arrange to send you the prospectus if you request it by calling CFC toll-free at 1-800-424-2954 or online at our Web site at www.nrucfc.coop.

Form of Election

CFC Daily Liquidity Fund Program

Please indicate your selection below and return by the close of business on June 4, 2007 to Denise Pugh at (fax) 703-709-6728 or National Rural Utilities Cooperative Finance Corporation, 2201 Cooperative Way, Herndon, VA 20171.

Name [and Coop ID #] of Participant: ____________________________________________

________ I hereby request to participate in the new Daily Liquidity Fund Program [CHECK ONE OF THE FOLLOWING]:

_______ In the full amount of my participation in the former program; or

_______ In the amount of $______________ [MUST BE AT LEAST $50,000]
Please redeem the remainder of my Demand Notes in accordance with their terms.

________ I hereby request that all of my Demand Notes under the former program be redeemed in accordance with their terms. I understand that I remain eligible to participate in the new Daily Liquidity Fund Program.

By making the foregoing election, the undersigned hereby confirms receipt of the Prospectus dated April 19, 2007 relating to the Floating Rate Demand Notes offered pursuant to the new CFC Daily Liquidity Program.

Signed: ________________________________________

By: ________________________________________

Address: _______________________________________

_______________________________________________

_______________________________________________

CFC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents CFC has filed with the SEC for more complete information about CFC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CFC will arrange to send you the prospectus if you request it by calling CFC toll-free at 1-800-424-2954 or online at our Web site at www.nrucfc.coop.